Exhibit 10.2

STOCK REPURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 29th day of December, 2011, by and between the entities set forth on Schedule A hereto (each, a “Seller”) and Charter Communications, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, each Seller is the beneficial owner and holder of the issued and outstanding shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of Purchaser, as set forth opposite such Seller’s name on Schedule A hereto; and

WHEREAS, the Purchaser desires to purchase said stock and the Sellers desire to sell said stock, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Class A Common Stock, it is hereby agreed as follows:

1.           PURCHASE AND SALE: Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, each Seller shall sell, convey, transfer, and deliver to the Purchaser that number of shares of Class A Common Stock set forth next to such Seller’s name on Schedule A hereto in consideration of the purchase price set forth in this Agreement.

2.           AMOUNT AND PAYMENT OF PURCHASE PRICE. The terms of delivery, payment and consideration are fully set out on Schedule B attached hereto and made a part hereof.

3.           REPRESENTATIONS AND WARRANTIES OF EACH SELLER. Each Seller hereby warrants and represents, severally and not jointly, as of the date hereof and as of the closing of the sale provided for in Section 1 hereof:

(a)           Such Seller is the lawful owner of the shares of Class A Common Stock set forth opposite its name on Schedule A hereto, free and clear of all security interests, liens, encumbrances, equities and other charges.

(b)           There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the shares of Class A Common Stock set forth opposite such Seller’s name on Schedule A hereto, nor are there any securities convertible into such shares.

(c)           Such Seller has full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly authorized, executed and delivered by or on behalf of such Seller.

(d)           No consent, approval, amendment or waiver is required under any instrument or agreement to which such Seller is a party or by which such Seller is bound in connection with this Agreement or the consummation by such Seller of the transactions contemplated hereby, except for such consents, approvals, amendments and waivers as have already been obtained.

4.           REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND PURCHASER. Each Seller, severally and not jointly, and Purchaser hereby represent and warrant that there has been no act or omission by such Seller or Purchaser, respectively, which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5.           GENERAL PROVISIONS.

(a) Entire Agreement. This Agreement (including the schedules hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York. The parties herein waive trial by jury and agree to submit to the personal jurisdiction of any federal court in the State of New York (unless such federal court shall decline to accept jurisdiction over a particular matter, in which case, in any state court within the State of New York) for any dispute, claim or action arising out of or related to this Agreement and hereby waive any objections to the exclusive personal jurisdiction and venue of such courts, including without limitation any objections based on forum non conveniens.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(d)  Restriction on Assignment.  Neither party may assign this Agreement or assign or delegate any right or duty under this Agreement, in whole or in part. Any attempted assignment or delegation shall be null and void from the beginning and without further effect. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto, and each of the parties’ respective representatives, heirs, administrators, successors and permitted assigns.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties below on the date first above written.

Charter Communications, Inc.

By:  /s/ Christopher L. Winfrey

Name:  Christopher L. Winfrey
Title:  Executive Vice President and
Chief Financial Officer

OAKTREE OPPORTUNITIES INVESTMENTS, L.P.

By:  Oaktree Fund GP, LLC
Its:  General Partner

By:  Oaktree Fund GP I, L.P.
Its:  Managing Member

By: /s/ Richard Ting
Name:  Richard Ting
Title:  Authorized Signatory

By: /s/Emily Alexander
Name:  Emily Alexander
Title:  Authorized Signatory

SCHEDULE A

List of Seller & Wire Transfer Information	No. of Shares and Date of Sale
Oaktree Opportunities Investments, L.P.	1. 2,441,286 on 12/29/2011 2. 550,000 on 12/30/2011

SCHEDULE B

(a)           Delivery.  Each Seller shall deliver by 10:00 am, New York City Time, on the applicable date set forth on Schedule A hereto that number of shares of Class A Common Stock opposite such Seller’s name on Schedule A hereto. Such shares shall be delivered in electronic form via DWAC to BNY Mellon Shareowner Services (DTC #9234) on or before the applicable date set forth on Schedule A hereto.

(b)           Consideration. As consideration for each share of Class A Common Stock to be purchased pursuant to this Agreement, the Purchaser shall pay to each Seller $54.35 per share of Class A Common Stock opposite such Seller’s name on Schedule A hereto by wire transfer on the applicable date set forth on Schedule A hereto to the instructions set forth with respect to such Seller on Schedule A hereto.